CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of PowerLinx, Inc.

We hereby consent to the use in this Registration Statement of PowerLinx, Inc., of our report on the financial statements of PowerLinx, Inc., for the years ended December 31, 2005, 2004, and 2003, dated March 17, 2006 (except for Note 16, as to which the date is March 29, 2006), which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, and to all other references of our firm included in this Registration Statement on Form SB-2.





/s/ Aidman, Piser & Company, P.A.
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Aidman, Piser & Company, P.A.
Tampa, Florida
June 20, 2006